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Exhibit 4.4

K&F Industries, Inc.

9 5/8% SENIOR SUBORDINATED NOTES DUE 2010
(CUSIP No. 482240AJ7)

SUPPLEMENTAL INDENTURE

Dated as of November 8, 2004

U.S. Bank National Association

Trustee

SUPPLEMENTAL INDENTURE

        THIS FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of November 8, 2004, by and between K&F Industries, Inc., a Delaware corporation (the "Company"), and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as Trustee (the "Trustee").

        WHEREAS, the Company and the Trustee executed an indenture, dated as of December 20, 2002 (the "Indenture"), relating to the Company's 9 5/8% Senior Subordinated Notes due 2010 (the "Notes");

        WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may execute and deliver one or more supplemental indentures, with the consent of the Holders (as defined in the Indenture) of at least a majority in principal amount of the outstanding Notes to, among other things, amend or supplement certain provisions of the Indenture;

        WHEREAS, the Company and the Trustee desire to amend the Indenture for the purpose of changing and eliminating certain of such provisions;

        WHEREAS, the Company has entered into a definitive agreement whereby all of the outstanding common stock of the Company shall be acquired by K&F Acquisition, Inc. (the "Acquisition");

        WHEREAS, in connection with the Acquisition, the Company has offered to purchase for cash any and all outstanding Notes (the "Tender Offer") pursuant to an Offer to Purchase and Consent Solicitation Statement dated October 20, 2004;

        WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to certain amendment to the Indenture;

        WHEREAS, the Company has received consents to such modifications from the Holders of at least a majority in principal amount of the outstanding Notes; and

        WHEREAS, all conditions precedent provided for in the Indenture relating to this Supplemental Indenture have been complied with.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes agree as follows:

ARTICLE I.
EFFECTIVENESS AND EFFECT

SECTION 1.1. Effectiveness and Effect.

        This Supplemental Indenture shall take effect on the date hereof, provided, however, that the amendments provided for in Article Two hereof shall become operative only at such time as the Company accepts for payment, pursuant to the offer to purchase Notes set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated October 20, 2004, at least a majority in aggregate principal amount of the outstanding Notes, and notifies the Trustee of such acceptance. Subject to the foregoing, the provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture. Except as amended hereby, the terms and provisions of the Indenture shall remain in full force and effect.

ARTICLE II.
AMENDMENT OF THE INDENTURE

SECTION 2.1. Deletion of Certain Provisions.

        Subject to Section 1.1 hereof, each of the following provisions of the Indenture (and any corresponding provision of any Note) is hereby deleted and eliminated in its entirety, without any redesignation of any other provision of the Indenture (or any Note): Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15; subsections (3) and (4) of Section 5.01; subsections (3) through (7), inclusive, of Section 6.01; and subsections (b), (c), (d), (e) and (g) of Section 8.04.

        All references in the Indenture and any Note, as amended by this Section 2.1, to any of the provisions deleted and eliminated as provided above, or to terms defined in such provisions, shall also be deemed deleted and eliminated. Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or subsections and such deleted Sections or subsections shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

SECTION 2.2. Amendment of Definitions.

        Subject to Section 1.1 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of amendments of the Indenture pursuant to Section 2.1 hereof.

ARTICLE III.
MISCELLANEOUS

SECTION 3.1. Counterparts.

        This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 3.2. Severability.

        In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.3. Headings.

        The article and section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.4. Successors and Assigns.

        Any covenants and agreements in this Supplemental Indenture by the Company and the Trustee shall bind their successors and assigns, whether so expressed or not.

SECTION 3.5. GOVERNING LAW.

        THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

SECTION 3.6. Trustee.

        The Trustee accepts the modifications of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

SECTION 3.7. Definitions.

        Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

SECTION 3.8. Trust Indenture Act.

        Nothing in this Supplemental Indenture shall cause the Indenture to fail to qualify under the Trust Indenture Act and in the event of any conflict between the terms of this Supplemental Indenture and the Trust Indenture Act, the terms of this Supplemental Indenture shall be deemed modified to comply with the Trust Indenture Act.

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        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed by their duly authorized representative as of the date hereof.

K&F INDUSTRIES, INC.
By:	/s/ KENNETH M. SCHWARTZ Name: Kenneth M. Schwartz Title: President

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ MICHAEL M. HOPKINS Name: Michael M. Hopkins Title: Vice President

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  Exhibit 4.4